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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                       NASTECH PHARMACEUTICAL COMPANY INC.

      The undersigned corporation, in order to amend its Certificate of Incorporation, hereby certifies as follows:

      FIRST: The name of the Corporation is NASTECH PHARMACEUTICAL COMPANY INC.

      SECOND: The Certificate of Incorporation was filed by the Secretary of State on September 23, 1983.

      THIRD: The Certificate of Incorporation, as now in full force and effect, is hereby amended to accomplish the follows:

      (a) ARTICLE FOURTH is hereby amended to reverse split all shares heretofore issued, par value $.00001 per share, on a one for two hundred basis, into such reconstituted shares with a part value of $.002 per share;

      (b) ARTICLE FOURTH is hereby amended to change the aggregate number of shares of Common Stock which the Corporation shall have the authority to issue from Five Hundred Million (500,000,000) shares, par value $.00001 per share, to Five Million (5,000,000) shares, par value $.002 per share; and

      (c) ARTICLE FOURTH is hereby amended to authorize the issuance of One Hundred Thousand (100,000) shares of Preferred Stock, par value $.01 per share;

      In order to effect the foregoing amendments, ARTICLE FOURTH of the Certificate of Incorporation is hereby amended to read as follows:

      "FOURTH: (a) The Corporation shall be authorized to issue the following shares:

Class                          Number of Shares                      Par Value
-----                          ----------------                      ---------
Common                             5,000,000                           $.002
Preferred                            100,000                           $ .01

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            (b) The designations and the powers, preferences and rights, and the qualifications or restrictions thereof are as follows:

      The Preferred shares shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares from time to time adopted by the Board of Directors; and in such resolution or resolutions providing for the issue of shares of each particular series; the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series; the dividend payment dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative; the redemption price or prices for the particular series; the voting powers for the particular series; the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the Corporation, with any provisions for the subsequent adjustment of such conversion rights; and to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

      All the Preferred shares of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all Preferred shares shall be of equal rank, regardless of series, and shall be identical in all respects except as to the particulars fixed by the Board as hereinabove provided or as fixed herein."

      FOURTH: A new Article Eighth shall be added to the Certificate of Incorporation in order to limit the liability of the Corporation's directors to the full extent permitted by the Delaware General Corporation Law.

      In order to effect the foregoing provision, ARTICLE EIGHTH of the Certificate of Incorporation is hereby added to read as follows:

      "EIGHTH: Pursuant to Title 8, Delaware Code, Section 102 (b)(7), no director shall be personally liable to the corporation or its stockholders for monetary damages for breach of any fiduciary duty as a director, provided that this paragraph shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of Title 8 of the Delaware Code; or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when the provision become effective."

      FIFTH: The amendments effected herein were adopted by the Corporation's Board of Directors and authorized by a majority of the holders of the outstanding shares entitled to vote thereon at an annual meeting of shareholders pursuant to Sections 222 and 242 of the General Corporation Law of the State of Delaware.

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      IN WITNESS WHEREOF, we hereunto sign our names and affirm that the statements made herein are true under the penalties of perjury, this 30th day of November, 1989.

                                     NASTECH PHARMACEUTICAL COMPANY INC.

                                     /s/ JEFFREY WENIG
                                     ------------------------------------
                                     Jeffrey Wenig, Chairman and Chief
                                     Executive Officer

ATTEST:

/s/ JOEL GIRSKY
--------------------------
Joel Girsky, Secretary